Exhibit 1.2

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of May 31, 2017, by and among Teekay Corporation, a Marshall Islands corporation (“Teekay”), Teekay Holdings Limited, a Bermuda company and a wholly owned subsidiary of Teekay (“THL”), Teekay Finance Limited, a Bermuda company and a wholly owned subsidiary of THL (“TFL” and, together with Teekay and THL, “TK”), Tanker Investments Ltd., a corporation incorporated in the Republic of the Marshall Islands (“TIL”), and Teekay Tankers Ltd., a corporation incorporated in the Republic of the Marshall Islands (“TNK”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, TNK, Royal 2017 Ltd., a corporation incorporated in the Republic of the Marshall Islands and a direct wholly owned subsidiary of TNK (“Merger Sub”), and TIL are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub with and into TIL, with TIL being the surviving entity in such merger (the “Merger”).

WHEREAS, as of the date hereof, TK is either (i) the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, with alternative grammatical forms such as “beneficially owning” having the same meaning) or (ii) the legal owner of record, and in each case has voting power over, such number of shares of common stock, par value $0.001 per share, of TIL (the “TIL Common Stock”), shares of Series A-1 preferred stock, par value $0.001 per share (the “TIL Series A-1 Preferred Stock”), and shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of TNK (collectively, the “TNK Common Stock”) as is indicated on Schedule A attached hereto;

WHEREAS, as an inducement for TIL and TNK to enter into the Merger Agreement, TK agrees to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Covered Shares” shall mean the Covered TIL Shares and the Covered TNK Shares.

“Covered TIL Shares” shall mean all shares of TIL Common Stock and TIL Series A-1 Preferred Stock that TK owns, beneficially or of record as of the date hereof, and any additional shares of TIL Common Stock and TIL Series A-1 Preferred Stock that TK may acquire beneficial or record ownership after the date hereof.

“Covered TNK Shares” shall mean all shares of TNK Common Stock that TK owns, beneficially or of record as of the date hereof, and any additional shares of TNK Common Stock that TK may acquire beneficial or record ownership after the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article X thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract that is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above. Notwithstanding the foregoing, no “Transfer” shall be deemed to have occurred with respect to the Transfer of the shares of TNK Class A Common Stock owned by TFL pursuant to the terms of the TNK Security Agreements described on Schedule A hereto.

2.    Agreement Not to Transfer the Covered Shares.

2.1    No Transfer of Covered Shares. Until the Expiration Time, TK agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of TIL (such consent to be granted or withheld in the sole discretion of TIL, as applicable), provided, however, that TK may Transfer or cause or permit the Transfer of any Covered Shares to any Affiliate of TK who has agreed in writing (the form and substance of which is reasonably acceptable to TIL) to be bound the terms of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2    Update of Beneficial Ownership Information. Promptly following the written request of TIL or TNK, or upon TK’s acquisition of beneficial or record ownership of additional shares of TIL Common Stock, TIL Series A-1 Preferred Stock or TNK Common Stock after the date hereof, TK shall send to TIL and TNK a written notice setting forth the number of Covered Shares beneficially owned by TK and indicating the capacity in which such Covered Shares are owned.

3.    Agreement to Vote the Covered TIL Shares.

3.1    Until the Expiration Time, at every meeting of TIL’s shareholders at which any of the following matters are to be voted on (whether annual or special and at every adjournment or postponement thereof), and on any action or approval of TIL’s shareholders by written consent with respect to any of the following matters, TK shall vote (including via proxy) the Covered TIL Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered TIL Shares):

(a)    in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger;

(b)    against (i) any TIL Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (ii) any other action, agreement or proposal that is expressly intended or that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(c)    in favor of any other matter submitted to TIL’s shareholders in connection with the consummation of the transactions contemplated by the Merger Agreement, including, for the avoidance of doubt, any proposal to adjourn or postpone a TIL shareholder meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement; and

(d)    in favor of the approval of any actions required in, or facilitating the, furtherance of the foregoing clauses (a), (b) or (c) above.

3.2    Until the Expiration Time, at every meeting of TIL’s shareholders (whether annual or special and at every adjournment or postponement thereof) TK shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered TIL Shares to be counted as present for purposes of establishing a quorum.

3.3    TK shall execute and deliver (or cause the holders of record to execute and deliver), within three Business Days of receipt, any proxy card or voting instructions form it receives that is sent to the TIL shareholders by or on behalf of TIL soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1, subject to Section 3.5. TK shall promptly confirm to TNK (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions.

3.4    Without limiting the obligations of TK under this Agreement, each of Teekay, THL and TFL, to the fullest extent permitted by Law, hereby irrevocably appoints as its proxy and attorney-in-fact William Hung, Scott Gayton and Edith Robinson, Alan Carr, Timothy Gravely and Øivind Solvang, and any individual who shall hereafter succeed to any such officer of TIL or member of the Special Committee, as applicable, and each of them individually, with full power of substitution, to vote the Covered TIL Shares in accordance with this Agreement, in the event TK fails to be counted as present or fails to vote all of the Covered TIL Shares in accordance with this Agreement. This proxy is coupled with an interest and shall be irrevocable, and TK shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by TK with respect to the Covered TIL Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.4 shall terminate and be of no further force and effect at the Expiration Time.

3.5    Notwithstanding the foregoing and subject to Section 13.17, if the TIL Board makes a TIL Adverse Recommendation Change in accordance with Section 6.4 of the Merger Agreement, then the obligation of TK to vote the Covered TIL Shares in accordance with this Section 3 will no longer exist and TK, in its sole discretion, shall be entitled to vote all of its Covered TIL Shares in any manner it chooses, which shares of TIL Common Stock and TIL Series A-1 Preferred Stock will no longer be subject to the irrevocable proxy set forth in Section 3.4 above.

4.    Agreement to Vote the Covered TNK Shares.

4.1    Until the Expiration Time, at every meeting of TNK’s shareholders at which any of the following matters are to be voted on (whether annual or special and at every adjournment or postponement thereof), and on any action or approval of TNK’s shareholders by written consent with respect to any of the following matters, TK shall vote (including via proxy) the Covered TNK Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered TNK Shares):

(a)    in favor of the Charter Amendment;

(b)    against (A) any TNK Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (B) any other action, agreement or proposal that is expressly intended or that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(c)    in favor of any other matter submitted to TNK’s shareholders in connection with the consummation of the transactions contemplated by the Merger Agreement, including, for the avoidance of doubt, any proposal to adjourn or postpone a TNK shareholder meeting to a later date if there are not sufficient votes for the approval of the Charter Amendment; and

(d)    in favor of the approval of any actions required in, or facilitating the, furtherance of the foregoing clauses (a), (b) or (c) above.

4.2    Until the Expiration Time, at every meeting of TNK’s shareholders (whether annual or special and at every adjournment or postponement thereof), TK shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered TNK Shares to be counted as present for purposes of establishing a quorum.

4.3    TK shall execute and deliver (or cause the holders of record to execute and deliver), within three Business Days of receipt, any proxy card or voting instructions form it receives that is sent to the TNK shareholders by or on behalf of TNK soliciting proxies with respect to any matter described in Section 4.1, which shall be voted in the manner described in Section 4.1. TK shall promptly confirm to TIL (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions.

4.4    Without limiting the obligations of THL under this Agreement, THL, to the fullest extent permitted by Law, hereby irrevocably appoints as its proxy and attorney-in-fact William Hung, Scott Gayton and Edith Robinson, Alan Carr, Timothy Gravely and Øivind Solvang, and any individual who shall hereafter succeed to any such officer of TIL or member of the Special Committee, and each of them individually, with full power of substitution, to vote the Covered TNK Shares set forth under such stockholder’s name in Schedule A hereto and held of record by such stockholder in accordance with this Agreement, in the event THL fails to be counted as present or fails to vote all of such shares in accordance with this Agreement. This proxy is coupled with an interest and shall be irrevocable, and THL shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by THL with respect to the Covered TNK Shares set forth under such stockholder’s name in Schedule A hereto. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 4.4 shall terminate and be of no further force and effect at the Expiration Time. Each of TFL and THL, in each case with respect to the Covered TNK Shares set forth under such stockholder’s name in Schedule A hereto and held in a brokerage account by such stockholder, and upon the request of TIL, will use reasonable efforts to grant a proxy to William Hung, Scott Gayton and Edith Robinson, Alan Carr, Timothy Gravely and Øivind Solvang, and any individual who shall hereafter succeed to any such officer of TIL or member of the Special Committee, to vote the Covered TNK Shares that are set forth under such stockholder’s name in Schedule A hereto and held in a brokerage account by such stockholder in accordance with this Agreement, or to otherwise provide TIL with valid and binding authority to vote such shares in the manner provided in this Agreement, in the event TFL or THL fails to be counted as present or fails to vote such shares in accordance with this Agreement.

5.    No Solicitation.

5.1    Until the Expiration Time, TK shall not, and shall direct its Representatives not to, directly or indirectly, take any of the actions set forth in clauses (i) through (iv) of Section 6.4(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof). TK shall, and shall direct and use reasonable best efforts to cause, its Representatives to, immediately cease any activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted before the date of this Agreement with respect to any TIL Acquisition Proposal or efforts to obtain a TIL Acquisition Proposal. In addition, TK agrees to be subject to Section 6.4(c) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) as if TK were

“TIL” thereunder (including with respect to the obligations to notify TNK promptly (but in no event later than 24 hours) after receipt of any TIL Acquisition Proposal (or any changes or proposed changes to the material terms of any TIL Acquisition Proposal) and to otherwise keep TNK reasonably informed on a current basis of the status of any such TIL Acquisition Proposal (including by providing copies of material correspondence and written materials sent or provided to TIL or any of its Subsidiaries or Representatives that describe the material terms or conditions of any TIL Acquisition Proposal).

5.2    Notwithstanding Section 5.1 above, solely to the extent TIL is permitted, pursuant to Section 6.4(b)(i) of the Merger Agreement, to have discussions or negotiations with a person making a TIL Acquisition Proposal, TK and its Representatives shall be permitted, if and solely to the extent TIL determines to involve TK in such discussions or negotiations, to participate in such discussions or negotiations with such person making such TIL Acquisition Proposal, subject to compliance by TK with the last sentence of Section 5.1 above.

5.3     Until the Expiration Time, TK shall not, and shall direct its Representatives not to, directly or indirectly, take any of the actions set forth in clauses (i) through (iv) of Section 6.5(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof). TK shall, and shall direct and use reasonable best efforts to cause, its Representatives to, immediately cease any activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted before the date of this Agreement with respect to any TNK Acquisition Proposal or efforts to obtain a TNK Acquisition Proposal. In addition, TK agrees to be subject to Section 6.5(c) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) as if TK were “TNK” thereunder (including with respect to the obligations to notify TIL promptly (but in no event later than 24 hours) after receipt of any TNK Acquisition Proposal (or any changes or proposed changes to the material terms of any TNK Acquisition Proposal) and to otherwise keep TIL reasonably informed on a current basis of the status of any such TNK Acquisition Proposal (including by providing copies of material correspondence and written materials sent or provided to TNK or any of its Subsidiaries or Representatives that describe the material terms or conditions of any TNK Acquisition Proposal).

5.4    Notwithstanding Section 5.3 above, solely to the extent TNK is permitted, pursuant to Section 6.5(b) of the Merger Agreement, to have discussions or negotiations with a person making a TNK Acquisition Proposal, TK and its Representatives shall be permitted to participate in such discussions or negotiations with such person making such TNK Acquisition Proposal, subject to compliance by TK with the last sentence of Section 5.3 above.

6.    No Legal Action. TK shall not, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal, or proceeding that (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by TK (or its performance hereunder) breaches any fiduciary duty of the TIL Board or the TNK Board (or any member thereof) or any duty that TK has (or may be alleged to have) to TIL, TNK or to the other beneficial owners or holders of record of the TIL Common Stock, TIL Series A-1 Preferred Stock or the TNK Common Stock.

7.    Fiduciary Duties. Nothing in this Agreement shall restrict or affect any action or inaction of TK’s or its Affiliates’ designees serving on the TNK Board and the TIL Board, acting in such person’s capacity as a director of TNK or director of TIL, as applicable, including complying, subject to the provisions of the Merger Agreement, with his or her fiduciary obligations as a director of TNK or director of TIL, as applicable. Each of Teekay, THL and TFL is entering into this Agreement solely in its capacity as the beneficial owner or record holder of the Covered Shares set forth under such stockholder’s name in Schedule A hereto. No action or inaction taken or failed to be taken by any of TK’s designees serving on the TNK Board and the TIL Board in such capacity as a director shall be deemed to constitute a breach of this Agreement.

8.    Notice of Certain Events. TK shall notify both TNK and TIL in writing promptly of (a) any fact, event or circumstance that would constitute a breach of the representations and warranties of TK under this Agreement or (b) the receipt by TK of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9.    Representations and Warranties of TK. TK hereby represents and warrants that:

9.1    Due Authority. Each of Teekay, THL and TFL has the full power and capacity to make, enter into and carry out the terms of this Agreement and, in the case of THL, to grant the irrevocable proxy as set forth in Sections 3 and 4 hereof. Each of Teekay, THL and TFL is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of TK’s obligations hereunder and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Teekay, THL and TFL and constitutes a valid and binding obligation of each of Teekay, THL and TFL enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2    Ownership of the Covered Shares. (a) Each of Teekay, THL and TFL is the beneficial or record owner of, and has sole voting power over, the Covered Shares set forth under such stockholder’s name in Schedule A hereto, free and clear of any and all Liens, other than those Liens created by this Agreement or as disclosed on Schedule A. Each of Teekay, THL and TFL has full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to the Covered Shares set forth under such stockholder’s name in Schedule A hereto. TK has not entered into, and is not subject to, any agreement regarding the Transfer of any Covered Shares, other than the Lien disclosed on Schedule A. As of the date hereof, TK does not own, beneficially or of record, any shares of TIL Common Stock, TIL Series A-1 Preferred Stock or TNK Common Stock or other voting shares of TIL or TNK (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of TIL Common Stock, TIL Series A-1 Preferred Stock, TNK Common Stock or other voting shares of TIL or TNK) other than (i) the shares of TIL Common Stock, TIL Series A-1 Preferred Stock and TNK Common Stock set forth on Schedule A and (ii) the TIL Warrants issued to TK.

9.3    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by TK does not, and the performance by TK of its obligations under this Agreement and the compliance by TK with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to TK, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by TK pursuant to, any Contract or obligation to which TK is a party or is subject.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to TK in connection with the execution and delivery of this Agreement or its consummation of the transactions contemplated hereby.

9.4    Absence of Litigation. There are no legal actions, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending against, or, to the knowledge of TK, threatened against or affecting TK that could reasonably be expected to materially impair or materially adversely affect the ability of TK to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

10.    Representations and Warranties of TIL. TIL hereby represents and warrants that:

10.1    Due Authority. TIL has the full power and capacity to make, enter into and carry out the terms of this Agreement. TIL is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of TIL’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by TIL and constitutes a valid and binding obligation of TIL enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by TIL does not, and the performance by TIL of its obligations under this Agreement and the compliance by TIL with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to TIL, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which TIL is a party or by which TIL is subject.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to TIL in connection with the execution and delivery of this Agreement or the consummation by TIL of the transactions contemplated hereby.

11.    Representations and Warranties of TNK. TNK hereby represents and warrants that:

11.1    Due Authority. TNK has the full power and capacity to make, enter into and carry out the terms of this Agreement. TNK is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of TNK’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by TNK and constitutes a valid and binding obligation of TNK enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

11.2    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by TNK does not, and the performance by TNK of its obligations under this Agreement and the compliance by TNK with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to TNK, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which TNK is a party or by which TNK is subject.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to TNK in connection with the execution and delivery of this Agreement or the consummation by TNK of the transactions contemplated hereby.

12.    Additional Agreements.

12.1    TIL Preferred Stock. Teekay expressly consents to the cancelation and treatment of the TIL Preferred Stock as set forth in Section 3.1(c) of the Merger Agreement.

12.2    TIL Warrants. THL expressly consents to the cancelation and treatment of the TIL Warrants as set forth in Section 3.1(d) of the Merger Agreement.

12.3     Regulatory Filings. Teekay agrees to use its reasonable best efforts to (a) prepare and file as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including making an appropriate filing of a Notification and Report Form pursuant to the HSR Act, in each case necessary, proper or advisable under applicable Law for TIL and TNK to consummate the transactions contemplated by the Merger Agreement, including the Merger, (b) take, or cause to be taken, all other actions consistent with clause (a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period thereunder) and (c) supply to TIL and TNK as soon as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act or in connection with the filings contemplated by clause (a). Teekay also agrees to cooperate with TNK and TIL in connection with the preparation of the HSR Filings.

13.    Miscellaneous.

13.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TIL or TNK any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to TK, and neither TIL nor TNK shall have any authority to direct TK in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

13.2    Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the TIL Common Stock, TIL Series A-1 Preferred Stock and TNK Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “TIL Common Stock,” “TIL Series A-1 Preferred Stock,” “TNK Common Stock,” “Covered TIL Shares,” “Covered TNK Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

13.4    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.5    Notices. All notices, requests and other communications to any party hereto hereunder shall be in writing (including digital transmission) and shall be given to the addresses listed below or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to the local close of business of the recipient on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

(i)	if to Teekay, THL or TFL, to:

Teekay Corporation

4th Floor

Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

Attention: Arthur Bensler

Email: Art.Bensler@teekay.com

(ii)	if to TNK, to:

Teekay Tankers Ltd.

4th Floor

Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

Attention: Edith Robinson

Email: Edie.Robinson@teekay.com

with a copy to (which shall not be considered notice):

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, NY 10103-0040

Attention: Michael J. Swidler / Simon N. Rootsey

Email: mswidler@velaw.com / srootsey@velaw.com

(iii)	if to TIL, to:

Tanker Investments Ltd.

4th Floor

Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

Attention: Alan C. Carr / Scott Gayton / Adrian Dirassar

Email: acarr@drivetrainadvisors.com / Scott.Gayton@teekay.com

            Adrian.Dirassar@teekay.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: John Evangelakos / Audra D. Cohen

Email: evangelakosj@sullcrom.com / cohena@sullcrom.com

13.6    Jurisdiction; Waiver of Jury.

(a)    EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF THE DELAWARE COURT OF CHANCERY OR, IF THE DELAWARE COURT OF CHANCERY LACKS JURISDICTION, IN ANY FEDERAL OR OTHER STATE COURT LOCATED IN THE STATE OF DELAWARE AND ANY APPELLATE COURT THEREFROM LOCATED IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED BY THE PARTIES THAT 6 DEL. C. SECTION 2708 SHALL APPLY TO THIS AGREEMENT.

(b)    EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6(b).

13.7    Documentation and Information. TK consents to and authorizes the publication and disclosure by TIL and TNK of TK’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy Statement/Prospectus and any other disclosure document required in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Charter Amendment. If requested by TK, TIL and TNK shall provide legal counsel to TK with a reasonable opportunity to review and comment on drafts of such disclosure documents with respect to references to TK contained therein prior to the filing or public disclosure of such disclosure documents.

13.8    Specific Performance. Each of the parties hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Court of Chancery or in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

13.9    Entire Agreement. This Agreement contains the entire agreement between TIL, TNK and TK with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

13.10    Reliance. TK understands and acknowledges that TNK, Merger Sub and TIL are entering into the Merger Agreement in reliance upon TK’s execution and delivery of this Agreement.

13.11    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.12    Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to a Section without reference to a document, such reference is to a Section to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (x) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars; and (xi) the word “Subsidiary” when used in this Agreement will be deemed to include a direct or indirect Subsidiary of a Person.

13.13    Assignment. The provisions of this Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other party hereto. Any such purported assignment, delegation or other transfer made without such prior written consent will be null and void.

13.14    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

13.15    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

13.16    Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Laws provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.17    Termination. This Agreement shall automatically terminate without further action by any of the parties hereto as of the Expiration Time. Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability for any willful and material misrepresentation or willful and material breach of this Agreement prior to such termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date and year first above written.

TEEKAY CORPORATION

By:	/s/ Arthur Bensler
Name:	Arthur Bensler
Title:	Executive Vice President, Corporate Secretary and General Counsel

TEEKAY HOLDINGS LIMITED

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	President

TEEKAY FINANCE LIMITED

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	President

TANKER INVESTMENTS LTD.

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Corporate Secretary

TEEKAY TANKERS LTD.

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Corporate Secretary

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Covered Shares

	Teekay Holdings Limited	Teekay Finance Limited
Covered TIL Shares	2,500,000 shares of TIL Common Stock 1 share of TIL Series A-1 Preferred Stock

Covered TNK Shares

2,555,172 shares of TNK Class A Common Stock, of which 2,155,172 shares are held of record and 400,000 shares are held in a brokerage account

37,007,981 Shares of TNK Class B Common Stock, all of which are held of record

16,754,474 shares of TNK Class A Common Stock, all of which are held in a brokerage account

These 16,754,474 shares of TNK Class A Common Stock are pledged by TFL pursuant to that Pledge and Security Agreement, dated December 21, 2012, as amended (the “Pledge and Security Agreement”), and the Margin Loan Agreement, dated as of December 21, 2012, by and among TFL, as borrower, the lenders party thereto and Citibank, N.A., as administrative agent, as amended (the “Margin Loan Agreement”).

The Pledge and Security Agreement and the Margin Loan Agreement are collectively referred to as the “TNK Security Agreements”).

A-1